Exhibit 99.1

NEWS RELEASE
	Contacts:	Union Drilling, Inc.
Christopher D. Strong, CEO
A.J. Verdecchia, CFO
FOR IMMEDIATE RELEASE		817-735-8793

DRG&E
Ken Dennard / Ben Burnham
713-529-6600

UNION DRILLING REPORTS 2007

THIRD QUARTER RESULTS

Company reports diluted EPS of $0.42 on revenues of $76.9 million

FT. WORTH, TX – October 30, 2007 – Union Drilling, Inc. (NASDAQ: UDRL) announced today financial and operating results for the quarter and nine months ended September 30, 2007.

Revenues for the third quarter of 2007 were $76.9 million, up 11% compared to revenues of $69.5 million in the third quarter of 2006. Net income in the third quarter of 2007 was $9.3 million, or $0.42 per diluted share, versus net income of $9.8 million, or $0.45 per diluted share, during the third quarter of 2006. EBITDA for the third quarter of 2007 was $26.3 million compared to $23.6 million reported in the same period last year. The moderate decrease in net income compared to an increase in EBITDA was primarily due to higher depreciation expenses associated with the addition of new rigs and equipment. For additional information regarding EBITDA as a non-GAAP financial measure, please refer to the disclosures contained at the end of this release.

Christopher D. Strong, Union Drilling’s President and Chief Executive Officer, commented, “The third quarter was solid as we produced record revenues, EBITDA and drilling margin per revenue day due to relatively good utilization and pricing in all three of our markets. After a strong summer, we are seeing some pullback in activity this fall, especially in the Arkoma Basin, and we expect some of this to continue during our seasonally slower fourth quarter.”

Operating Statistics

The Company’s average revenue per revenue day was $16,737 for the third quarter of 2007 compared to $14,683 for the third quarter of 2006. Revenue days totaled 4,597 days compared to 4,732 days for the same period last year. Drilling margins totaled $33.0 million, or 43% of revenues, for the third quarter of 2007 versus $28.6 million, or 41% of revenues, in the third quarter of 2006. Average drilling margin per revenue day during the third quarter totaled $7,188 in 2007 versus $6,054 in the prior year period. For additional information regarding drilling margin as a non-GAAP financial measure, please refer to the disclosures contained at the end of this release. Average marketed rig utilization for the second quarter was 70.4%, down from 79.0% in the same period last year.

Year-to-Date Results

For the nine months ended September 30, 2007, Union Drilling reported net income of $27.0 million, or $1.23 per diluted share, on revenues of $221.7 million, compared to net income of $23.2 million, or $1.08 per diluted share, on revenues of $184.9 million for the same period of 2006. This represents 20% year-to-date growth in total sales and 16% year-to-date growth in profit compared to 2006. EBITDA for the first nine months of 2007 was $75.8 million compared to $57.1 million reported in the same period last year.

Drilling margin for the first nine months increased to $93.7 million, or 42% of revenues, compared to $71.6 million, or 39% of revenues last year. The Company totaled 13,400 revenue days on 70.0% utilization for the first three quarters of 2007 versus 13,430 revenue days on 77.4% utilization for the same period in 2006. Revenue and drilling margin averaged $16,543 and $6,991 respectively per revenue day in the first nine months of 2007 compared to $13,766 and $5,330 during the same period in 2006.

Conference Call

Union Drilling’s management team will be holding a conference call on Wednesday, October 31, 2007, at 9:30 a.m. eastern time. To participate in the call, dial (303) 262-2140 ten minutes before the conference call begins and ask for the Union Drilling conference call. To listen to the live call on the internet, please visit Union Drilling’s web site fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live call, a telephonic replay will be available through November 7, 2007 and may be accessed by calling (303) 590-3000 and using the pass code 11099486#. Also, an archive of the webcast will be available after the call for a period of 60 days on the “Investor Relations” section of the Company’s website at www.uniondrilling.com.

About Union Drilling

Union Drilling, Inc., headquartered in Ft. Worth, Texas, provides contract land drilling services and equipment, primarily to natural gas producers, in the United States. Union Drilling currently owns and markets 71 rigs and specializes in unconventional drilling techniques.

UDRL-E

This press release contains various forward-looking statements and information that are based on management’s belief as well as assumptions made by and information currently available to management. Forward-looking information includes statements regarding the Company’s anticipated growth, demand from the Company’s customers, capital spending by oil and gas companies and the Company’s expectations regarding its new rigs and the U. S. land drilling sector. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions, including, among other matters: general and regional economic conditions and industry trends; the continued strength or weakness of the contract land drilling industry in the geographic areas where the Company operates; decisions about onshore exploration and development projects to be made by oil and gas companies; the highly competitive nature of the contract land drilling business; the Company’s future financial performance, including availability, terms and deployment of capital; the continued availability of qualified personnel; and changes in governmental regulations, including those relating to the environment. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. These risks, as well as others, are discussed in greater detail in the Company’s filings with the Securities and Exchange Commission, including the Company’s 10-K.

- Tables to follow -

Union Drilling, Inc.

Condensed Statements of Income

(in thousands, except share and per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Revenues
Total revenues	76,938	69,482	221,670	184,877

Cost and expenses
Operating expenses	43,894	40,836	127,987	113,298
Depreciation and amortization	10,074	6,334	28,591	17,079
General and administrative	6,923	5,200	19,300	15,034

Total cost and expenses	60,891	52,370	175,878	145,411

Operating income	16,047	17,112	45,792	39,466

Interest expense	(540)	(212)	(1,502)	(213)
Gain (loss) on sale or disposal of assets	173	(41)	1,075	282
Other income	48	152	295	279

Income before income taxes	15,728	17,011	45,660	39,814

Income tax expense	6,462	7,217	18,695	16,589

Net income	$9,266	$9,794	$26,965	$23,225

Earnings per common share:
Basic	$0.42	$0.46	$1.24	$1.09

Diluted	$0.42	$0.45	$1.23	$1.08

Weighted-average common shares outstanding:
Basic	21,974,884	21,337,507	21,765,640	21,239,735

Diluted	22,052,272	21,636,504	21,922,633	21,567,444

Union Drilling, Inc.

Operating Statistics

(in thousands, except day and per day data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Revenues	$76,938	$69,482	$221,670	$184,877
Drilling margins	$33,044	$28,646	$93,683	$71,579

Revenue days	4,597	4,732	13,400	13,430
Marketed rig utilization	70.4%	79.0%	70.0%	77.4%

Revenue per revenue day	$16,737	$14,683	$16,543	$13,766

Drilling margin per revenue day	$7,188	$6,054	$6,991	$5,330

Union Drilling, Inc.

Condensed Balance Sheets

(in thousands, except share and per share data)

	September 30, 2007	December 31, 2006
	(unaudited)
Assets:
Current assets:
Cash and cash equivalents	$20	$20
Accounts receivable (net of allowance for doubtful accounts of $763 and $839 at September 30, 2007 and December 31, 2006, respectively)	42,193	47,613
Inventories	1,552	1,073
Prepaid expenses and other assets	2,899	3,921
Assets held for sale	—	2,144
Deferred taxes	5,146	4,686

Total current assets	51,810	59,457
Goodwill	7,909	7,909
Intangible assets (net of accumulated amortization of $830 and $528 at September 30, 2007 and December 31, 2006, respectively)	2,170	2,472
Property, buildings and equipment (net of accumulated depreciation of $95,622 and $69,338 at September 30, 2007 and December 31, 2006, respectively)	219,104	187,084
Other assets	205	496

Total assets	$281,198	$257,418

Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	$13,966	$17,018
Current portion of notes payable for equipment	2,996	2,508
Other current obligations	538	2,333
Current portion of customer advances	4,859	1,613
Accrued expense and other liabilities	12,323	8,972

Total current liabilities	34,682	32,444
Revolving credit facility	12,211	27,810
Long-term notes payable for equipment	4,881	5,256
Deferred taxes	28,790	23,481
Customer advances and other long-term liabilities	1,381	828

Total liabilities	81,945	89,819

Stockholders’ equity:
Common stock, par value $.01 per share; 75,000,000 shares authorized; 21,974,884 and 21,523,577 shares issued and outstanding at September 30, 2007 and December 31, 2006, respectively	220	215
Additional paid in capital	141,370	136,686
Retained earnings	57,663	30,698

Total stockholders’ equity	199,253	167,599

Total liabilities and stockholders’ equity	$281,198	$257,418

EBITDA is earnings before net interest, income taxes, depreciation and amortization and non-cash impairment. The Company believes EBITDA is a useful measure of evaluating its financial performance because of its focus on the Company’s results from operations before net interest, income taxes, depreciation and amortization. EBITDA is not a measure of financial performance under generally accepted accounting principles. However, EBITDA is a common alternative measure of operating performance used by investors, financial analysts and rating agencies. A reconciliation of EBITDA to net earnings is included below. EBITDA as presented may not be comparable to other similarly titled measures reported by other companies.

Union Drilling, Inc.

(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Calculation of EBITDA:
Net income	$9,266	$9,794	$26,965	$23,225
Interest expense	540	212	1,502	213
Income tax expense	6,462	7,217	18,695	16,589
Depreciation and amortization	10,074	6,334	28,591	17,079

EBITDA	$26,342	$23,557	$75,753	$57,106

Drilling margin represents contract drilling revenues less contract drilling costs. Union Drilling believes that drilling margin is a useful measure for evaluating its financial performance, although it is not a measure of financial performance under generally accepted accounting principles. However, drilling margin is a common measure of operating performance used by investors, financial analysts, rating agencies and Union Drilling’s management. A reconciliation of drilling margin to operating income is included below. Drilling margin as presented may not be comparable to other similarly titled measures reported by other companies.

Union Drilling, Inc.

(in thousands, except day and per day data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Calculation of drilling margin:
Operating income	$16,047	$17,112	$45,792	$39,466
Depreciation and amortization	10,074	6,334	28,591	17,079
General and administrative	6,923	5,200	19,300	15,034

Drilling margin	$33,044	$28,646	$93,683	$71,579

Revenue days	4,597	4,732	13,400	13,430

Drilling margin per revenue day	$7,188	$6,054	$6,991	$5,330

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